VIKING MUTUAL FUNDS

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on April 30, 2018 between Viking Fund Management, LLC, (the “Adviser”) and Viking Mutual Funds (the “Trust”) on behalf of the Viking Tax-Free Fund for Montana and Viking Tax-Free Fund for North Dakota series of the Trust (each a “Fund” or collectively the “Funds”).

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Funds, and the Adviser is willing to furnish such services to the Funds;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Funds and the Adviser that:

1.            The Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses with respect to the Viking Tax-Free Fund for Montana and Viking Tax-Free Fund for North Dakota through April 29, 2019, so that Net Annual Operating Expenses of each Fund do not exceed 0.98% for Class A shares and 0.73% for Class I shares.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of April 27, 2018.

                                                                  VIKING MUTUAL FUNDS

                                                                  By: /s/ Shannon D. Radke

                                                                           President

                                                                  VIKING FUND MANAGEMENT, LLC

                                                                  By: /s/ Shannon D. Radke

                                                                           President